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                                                                    EXHIBIT 23.1



Futronix Corporation

We consent to the use in this Registration Statement of Futronix Systems Corp. on Form S-1 of our reports dated April 26, 1996 and August 29, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Houston, Texas

September 4, 1996